EXHIBIT 99
For Immediate Release

SCOTT'S LIQUID GOLD-INC.
ANNOUNCES FY2007 OPERATING RESULTS

DENVER, Colorado (March 7, 2008) - Scott's Liquid Gold-Inc.
(OTC BB: "SLGD"), which develops, manufactures and markets high quality household and skin care products, today announced its operating results for the year 2007.

For the twelve months ended December 31, 2007, the Company reported a net loss of ($1,310,800), or ($0.12) per share, on net sales of approximately $17.9 million. These results compared with a net loss of ($3,586,600), or ($0.34) per share, on net sales of approximately
$16.1 million, in the previous year. The Company experienced net income of $58,500 in the fourth quarter of 2007, versus prior year fourth quarter net loss of ($938,000). Net sales of $5,108,400 in the quarter ended December 31, 2007, compared with net sales of $4,012,100 in the year-earlier period.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented "During 2007, we experienced a decrease in sales of our household chemical products, while experiencing an increase in sales of our Montagne Jeunesse line of skin care products and a decrease in sales of our Alpha Hydrox skin care products. The decrease in our loss for 2007 compared to 2006 results from an increase in sales, and a reduction in our operating costs and expenses."

Scott's Liquid Gold-Inc.'s products, include Scott's Liquid Gold wood cleaners/preservatives, Scott's Liquid Gold Mold Control 500, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; uncertainty of consumer acceptance of the new Alpha Hydrox products introduced in 2005 and 2007, and Mold Control and wood wash products; competitive factors;
any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; continuing losses which could affect our liquidity; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860


SCOTT'S LIQUID GOLD-INC. & SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)

                    Quarter ended December31,    Year ended December 31,
                    -------------------------   -------------------------
                        2007          2006          2007          2006
                    -----------   -----------   -----------   -----------
Net sales           $ 5,108,400   $ 4,012,100   $17,918,500   $16,143,600
Operating costs
 and expenses:
     Cost of sales    2,821,200     2,389,800    10,117,600     9,270,000
     Advertising         65,000       496,600       332,800     1,558,600
     Selling          1,392,200     1,327,200     5,433,500     5,516,300
     General and
      administrative    676,000       661,800     2,994,800     3,228,500
                    -----------   -----------   -----------   -----------
                      4,954,400     4,875,400    18,878,700    19,573,600
                    -----------   -----------   -----------   -----------

Income (loss)
 from operations        154,000      (863,300)     (960,200)   (3,430,000)
Gain on disposal
 of assets                 -             -             -           67,100
Interest income          11,700        32,000        72,300        94,200
Interest expense       (107,200)     (104,500)     (422,900)     (315,700)
                    -----------   -----------   -----------   -----------
Income (loss) before
 income taxes            58,500      (935,800)   (1,310,800)   (3,584,400)
Income tax expense         -           (2,200)         -           (2,200)
                    -----------   -----------   -----------   -----------

Net income (loss)   $    58,500   $  (938,000)  $(1,310,800)  $(3,586,600)
                    ===========   ===========   ===========   ===========

Net income (loss)
 per common share:
     Basic          $      0.01   $     (0.09)  $     (0.12)  $     (0.34)
                    ===========   ===========   ===========   ===========
     Diluted        $      0.01   $     (0.09)  $     (0.12)  $     (0.34)
                    ===========   ===========   ===========   ===========

Weighted average
 shares outstanding:
     Basic           10,562,700    10,518,000    10,543,400    10,510,500
                    ===========   ===========   ===========   ===========
     Diluted         10,562,700    10,518,000    10,543,400    10,510,500
                    ===========   ===========   ===========   ===========